Friday March 20, 2009

Contact:
Ply Gem Industries Shawn K. Poe Vice President, Chief Financial Officer (919) 677-4019

Ply Gem announces a major cash investment by its Equity Sponsor to acquire a majority of the Company’s outstanding 9% Senior Subordinated Notes.

Cary, NC, March 20, 2009 – Ply Gem Industries, Inc., one of the country’s leading manufacturers of residential exterior building products, announced today that affiliates of the Company’s financial Sponsor, CI Capital Partners, LLC,  will make a major cash investment to acquire a majority of the Company’s outstanding 9% Senior Subordinated Notes. Ply Gem also announced that it intends to amend the Indenture of its 9% Senior Subordinated Notes to provide the Company with greater financial and operating flexibility.

Gary E. Robinette, President and Chief Executive Officer of Ply Gem, said, "This represents a significant investment by our Sponsor and demonstrates their continued confidence in and support of our business.”  Mr. Robinette went on to say, “Having our Sponsor acquire a majority of our Notes will give our Company greater control over our debt and can provide the Company with additional near-term liquidity during these challenging economic times.”

About Ply Gem

Ply Gem Industries, Inc. headquartered in Cary, North Carolina, manufactures and markets a range of products for use in the residential new construction, do-it-yourself and professional renovation markets. Principal products include vinyl, aluminum, wood and clad windows and patio doors, vinyl siding, fencing, railing, manufactured stone, aluminum siding products and accessories marketed under the Ply Gem Windows, MW, Patriot, Alenco, Great Lakes, Mastic, Variform, Napco, Kroy, United Stone Veneer and CWD brand names.

About CI Capital Partners, LLC

CI Capital Partners, LLC, formerly Caxton-Iseman Capital, Inc., is a New York-based private equity firm. In addition to Ply Gem, its portfolio companies include American Residential Services L.L.C., one of the nation’s leading providers of HVAC and plumbing services; Conney Safety Products, L.L.C., a full service national marketer of personal safety products; Valley National Gases, Inc., the largest independent distributor of industrial, specialty and medical gases; KIK Custom Products, one of North America’s largest custom manufacturer of consumer products; and Prodigy Health Group, Inc., a heath care service company.

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